                  SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549


                             FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File
Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                   Commission File Number: 333-08871

                    MCII Holdings (USA), Inc.
          ------------------------------------------------------
          (Exact name of registrant as specified in its charter)

                           10 East Golf Road
                       Des Plaines, Illinois 60016
------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  Senior Secured Discount Notes due 2002
------------------------------------------------------------------------
          (Title of each class of securities covered by this Form)

                                 None
------------------------------------------------------------------------
(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


    Rule 12g-4(a)(1)(i)     [x]       Rule 12h-3(b)(1)(ii)      [x]
    Rule 12g-4(a)(1)(ii)    [ ]         Rule 12h-3(b)(2)(i)     [ ]
    Rule 12g-4(a)(2)(i)     [ ]       Rule 12h-3(b)(2)(ii)      [ ]
    Rule 12g-4(a)(2)(ii)    [ ]                 Rule 15d-6      [ ]
    Rule 12h-3(b)(1)(I)     [ ]


Approximate number of holders of record as of the certification or notice date:
                            Zero (0)
     ----------------------------------------------------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934, First National Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: August 13, 1999


                                            By: /s/ Michael Graham
                                            -----------------------------
                                                Michael Graham
                                                Chief Accounting Officer